Exhibit 99.1

NEWS
Investor Contact: Shane Hostetter Senior Vice President, Chief Financial Officer investor@quakerhoughton.com T. 1.610.832.4000	Media Contact: Melissa McClain Director, Global Communications media@quakerhoughton.com T. 1.610.832.7809

For Release: Immediate

Quaker Houghton Appoints Andrew Tometich as Chief Executive Officer

CONSHOHOCKEN, PA (PR Newswire) – September 8, 2021 – Quaker Houghton (“the Company”, NYSE: KWR), the global leader in industrial process fluids, today announced that Andrew (Andy) Tometich will become its new Chief Executive Officer and President, as well as a member of the Board of Directors effective December 1, 2021. Mr. Tometich will enter Quaker Houghton in early October 2021 and begin transitioning with Michael F. Barry who will retire on December 31, 2021. Mr. Barry has worked at Quaker Houghton for more than 23 years, and spent the last 13 as Chief Executive Officer and President. Mr. Barry will continue on as Chairman of the Board.

“After an extensive search process, I’m excited to welcome Andy to Quaker Houghton,” said Mr. Barry. “The past two years have been an important period for our company’s evolution, and we’ve been focused on unlocking the value of our global business. The Board of Directors and I are confident that Andy is the right choice to propel that vision forward. With his impressive accomplishments in growing complex global specialty chemical businesses, his strong strategic capabilities, and a passion for the customer-intimate approach, Andy will be an excellent fit for Quaker Houghton."

Mr. Tometich has led businesses across a variety of industries, including: transportation, energy, packaging, industrial manufacturing and processing, electronics, and personal care. He spent the majority of his thirty-plus year career at Dow Corning. While there, Mr. Tometich and the teams he led expanded customer offerings and internal capabilities through multiple acquisitions and integrations, while also growing these specialty chemical businesses organically. He also played a key leadership role in the global restructuring of Dow Corning’s $5 billion enterprise into customer-intimate and technology-focused businesses that accelerated differentiated growth. Most recently, Mr. Tometich served as Executive Vice President, Hygiene, Health and Consumable Adhesives at H.B. Fuller. In that role, he was able to successfully lead the team to realign autonomous regional businesses into a market-segment and customer-focused business. They achieved above-market growth while facing unprecedented challenges from COVID-19 and global supply chain disruptions.

“I feel a natural alignment with Quaker Houghton's customer-intimate approach and drive for results. We are clearly well-positioned for customer-valued growth, and have the talent and determination to deliver it. The Quaker Houghton team has done a terrific job of working together so successfully through the recent integration and challenges of COVID-19. I am thrilled to now work together with this impressive team as we build on a legacy of success and capitalize on our strategy and the valuable opportunities in front of us,” said Mr. Tometich.

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To further bolster the Company’s strategic initiatives, Quaker Houghton has also promoted Joseph A. Berquist to its Executive Vice President, Chief Strategy Officer, and Managing Director, Global Specialty Businesses. In addition to Mr. Berquist’s current responsibilities for directing the Company’s strategic priorities, he will have increased responsibility to lead the Company’s mergers and acquisitions, sustainability efforts, information technology, and digitization efforts. He will also continue to manage the Company’s global specialty businesses. Mr. Berquist is a 24 year veteran of Quaker Houghton.

About Quaker Houghton

Quaker Houghton is the global leader in industrial process fluids. With a presence around the world, including operations in over 25 countries, our customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, can, mining, and metalworking companies. Our high-performing, innovative and sustainable solutions are backed by best-in-class technology, deep process knowledge and customized services. With approximately 4,200 employees, including chemists, engineers and industry experts, we partner with our customers to improve their operations so they can run even more efficiently, even more effectively, whatever comes next. Quaker Houghton is headquartered in Conshohocken, Pennsylvania, located near Philadelphia in the United States. Visit quakerhoughton.com to learn more.

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